EXHIBIT (9)(b)

Consent of Counsel

[Sutherland Asbill & Brennan Letterhead]

September 30, 2008

Board of Directors

Transamerica Life Insurance Company

4333 Edgewood Road, NE

Cedar Rapids, IA. 52499-0001

RE:	Separate Account VA - 5

Distinct Assets From Transamerica

File No. 811-08158

To the Board of Directors:

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus supplement contained in the Registration Statement on Form N-4 (File No. 811-08158) of the Separate Account VA - 5 filed by Transamerica Life Insurance Company with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

Sutherland Asbill & Brennan LLP

By:	/s/ Frederick R. Bellamy, Esq.
Frederick R. Bellamy, Esq.